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[SAVVIS LOGO APPEARS HERE]

FINAL- FOR IMMEDIATE RELEASE

                 SAVVIS REPORTS FIRST QUARTER FINANCIAL RESULTS

        Diversified Revenue Grows 31% Year Over Year and 15% Sequentially

Herndon, VA and St. Louis, MO, May 7, 2003 -- SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global managed IP and managed hosting services provider, today announced results for the first quarter ended March 31, 2003.

Consolidated revenues for the quarter were $55.2 million versus $62.2 million for the first quarter of 2002. SAVVIS' gross margin for the quarter grew to $18.5 million, or 33% of revenues, from $17.1 million, or 27% of revenues in the quarter ending March 31, 2002.

Consolidated net loss for the quarter was $(24.5) million versus net income of $32.2 million for the quarter ending March 31, 2002. Consolidated net income for the prior year included a $58.6 million gain related to the extinguishment of debt, as well as a $2.8 million impairment charge for the cumulative effect of change in accounting principle related to a new accounting standard on goodwill.

Commenting on results for the first quarter, Rob McCormick, chairman and chief executive officer of SAVVIS, said, "We're successfully executing on our plan to diversify revenue and shift our product mix to higher margin services, such as IP VPNs and hosting. Diversified revenue/1/ continued its strong record of growth, increasing 31% over the same quarter of last year. Diversified Managed Hosting made a significant contribution to that increase, with revenue increasing over 65% as we successfully signed former Intel customers to new agreements. Regarding IP VPNs, we're pleased to report that IDC, a well-regarded industry analyst firm, recently announced that SAVVIS had climbed to number three in overall IP VPN market share, trailing only AT&T and WorldCom." McCormick continued, "We are well on plan to expand our customer base, with Diversified revenue now making up more than a third of our total revenues."

Consolidated Revenues

Consolidated revenues for the quarter declined 11% year over year and 1% sequentially due to decreases in revenues from Reuters and Moneyline Telerate/2/. Revenue from those two customers for the quarter ended March 31, 2003 decreased 23% when compared to the same quarter of 2002, and 8% versus the fourth quarter of 2002.

Diversified revenue for the quarter ended March 31, 2003 increased to $19.0 million, up 31% versus the first quarter of 2002 and 15% sequentially due to strong growth in Managed Services. Managed IP VPN diversified revenue increased 59% and Managed Hosting diversified revenue rose over 65% when compared to the first quarter of 2002. As compared to the fourth quarter of 2002, Managed IP VPN diversified revenue increased 15% and Managed Hosting diversified revenue increased 70%. Diversified revenue grew despite declines in Internet access revenue of 20% in the first quarter of 2003 from the first quarter of 2002, and 3% sequentially, primarily as the result of lower pricing.

Gross Margin Improvement

Gross margin grew from $17.1 million in the first quarter of 2002 to $18.5 million in the current quarter, or from 27% of revenues to 33% of revenues, respectively. These improvements occurred despite

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declines in revenues from Reuters and Moneyline, and were achieved as the result of SAVVIS' continued focus on reducing data communications costs.

Jeffery Von Deylen, SAVVIS' executive vice president and chief financial officer, added, "Since 2002, the company has made significant investments in both sales and marketing, as well as IT and technical support, with head count increasing 41% from March of 2002. We are beginning to see returns on our investments as our diversified revenues continue to accelerate. We have been generating strong top-line growth in our diversified segment, adding 146 net new customers in the quarter."

Cash Flow and Balance Sheet

Operating cash flow continued to improve, as net cash used in operating activities for the quarter narrowed to $(7.1) million, versus $(17.0) million for the quarter ending March 31, 2002. The balance sheet and cash position continued to be on target, with Days Sales Outstanding (DSO) below 25 days, and cash required for interest and capital lease payments expected to be below $1.9 million for the remainder of 2003. SAVVIS believes that is has sufficient cash balances to fund operating activities until it becomes cash flow positive, which it projects will be at the end of 2003.

Operational Highlights

o Installs at the end of the first quarter 2003 increased 202% from the first quarter of 2002 and 65% sequentially.

o Added 146 (net) new customers in the first quarter, including Xerox, Hogan & Hartson, Axis Healthcare, The Sporting News, Google, and the International Securities Exchange.

o Managed Services (IP VPN and Hosting) accounted for over 80% of new contract values.

o An independent research firm completed SAVVIS' annual benchmark customer satisfaction survey. Of the customers surveyed, 94% would recommend SAVVIS to other potential customers and 95% were somewhat or very likely to renew their current SAVVIS service.

Industry recognition

o At the 2003 annual American Business AwardsSM, SAVVIS was named "Best Customer Service Organization". In addition, Rob McCormick was a finalist in the "Best Executive " category.

o SAVVIS was named the third largest provider of IP VPN services in a new independent study from International Data Corp. (IDC). The study, which estimates total revenues for the global IP VPN market, ranks SAVVIS third out of the top 10 providers, placing it ahead of Sprint, Genuity, Qwest, Equant, XO Communications, Infonet and SBC. For details, visit www.savvis.net/company/awards.

o IDC published a study that concluded that enterprise networks that have deployed SAVVIS' managed IP VPN solution realized a significant return on investment (ROI), with an average payback period of under eight months.

--------

/1/ Diversified revenue is revenue from customers other than Reuters and Moneyline Telerate.
/2/ The quarter ending March 2002 includes $0.7 million in revenues from Bridge.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading managed services provider that delivers IP VPNs (virtual private networks), hosting, and application services to businesses. SAVVIS solutions are


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designed for industries with demanding information technology requirements including: legal, media, retail, professional services, healthcare, manufacturing, and financial services.

Known as The Network that Powers Wall StreetSM, SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and WorldCom, and its network reliability was declared "perfect" in Network World magazine's groundbreaking study of backbone performance. SAVVIS' managed hosting services were awarded the Service Provider Excellence Award by Boardwatch magazine for its virtualized approach to managed hosting and the Market Engineering Award for product differentiation and innovation from Frost & Sullivan.

For more information about SAVVIS' Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net.

Financial tables to follow.

A copy of this release and associated tables will be available on www.savvis.net. The quarterly earnings conference call will take place on May 8, 2003 at 9:00 AM EDT and will be available on http://www.savvis.net/company/investors/index.html. Investors should then click on the Conference Calls section. The presentation for the call will be under the Presentations section. Dial-in numbers for the conference call are (domestic) 888-390-0675 and (international) 210-234-0000. The password is "SAVVIS NEWS" and the conference leader is Nancy Lysinger. To listen to a replay of the call (until May 15, 2003), dial (domestic) 888-446-2544 and (international) 402-998-1343. An audio version of the conference call is permanently available on http://www.savvis.net/company/investors/index.html. in the Audio Archives section.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS' expectations are set forth as risk factors in SAVVIS' SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003. Many of these factors are beyond SAVVIS' ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For More Information, Investors Contact:

Nancy Bridgman Lysinger
VP, Treasurer
703-234-8000
nancy.lysinger@savvis.net

For More Information, Media Contact:

Carter B. Cromley
Director of Public Relations & Analyst Relations
SAVVIS Communications
(703) 234-8000
carter.cromley@savvis.net

                                      # # #

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                       SAVVIS Communications Corporation
             Selected Condensed Consolidated Statement of Operations

                  (dollars in thousands, except per share data)



                                                                        Three Months Ended March 31,
                                                                        ----------------------------
                                                                          2003                    2002
                                                                      -----------             -----------

Total Revenues            (1)                                         $   55,201              $   62,180
                                                                      -----------             -----------
Data Communications and Operations                                        36,732                  45,095
                                                                      -----------             -----------
Gross Margin:                                                             18,469                  17,085
              Gross Margin Percentage:                                           33%                     27%
Operating  Expenses:
   Selling, General and Administrative                                    22,537                  15,922
   Depreciation and Amortization                                          15,747                  16,449
   Asset Impairment                                                            -                   1,000
   Non-cash Equity-based Compensation                                      2,657                   2,674
                                                                      -----------             -----------
              Total Operating  Expenses                                   40,941                  36,045
                                                                      -----------             -----------
              Loss from Operations                                       (22,472)                (18,960)
    Interest Income                                                          147                      78
    Interest Expense                                                      (2,125)                 (4,805)
    Gains on extinguishment of debt                                           -                   58,625
                                                                      -----------             -----------
              Income (Loss) before cumulative effect
              of change in accounting principle                          (24,450)                 34,938
    Cumulative effect of change in accounting principle                       -                   (2,772)
                                                                      -----------             -----------
              Net income (loss)                                          (24,450)                 32,166
    Preferred Stock dividend and deemed dividend                          (7,980)                (53,633)
                                                                      -----------             -----------
              Loss attributable to common shareholders                $  (32,430)             $  (21,467)
                                                                      ===========             ===========
Basic loss per share before cumulative effect of change in
   accounting principle                                               $    (0.35)             $    (0.20)
   Cumulative effect of change in accounting principle                        -                    (0.03)
                                                                      -----------             -----------
Loss per common share                                                 $    (0.35)             $    (0.23)
                                                                      ===========             ===========
Other Data
   Weighted average shares used in calculating basic
     per share data                                                   93,766,068              93,386,548

-----------------------------------------------------------------------------
(1) Revenue from affiliates was $20,869 and $28,128 for the three months ended March 31, 2003 and 2002, respectively.

                      SAVVIS Communications Corporation
                      Condensed Consolidated Balance Sheets
                             (dollars in thousands)

                                                                            March 31,          December 31,
                                                                               2003                2002
                                                                         -----------------   -----------------
                                   ASSETS

      Cash and Cash Equivalents                                          $         21,517    $         32,159
      Trade Accounts Receivable, net (including affiliated parties)                14,545              15,117
      Prepaid Expenses & Other                                                      4,654               3,810
                                                                         -----------------   -----------------
          Total Current Assets                                                     40,716              51,086
                                                                         -----------------   -----------------
      Property & Equipment, net                                                   118,076             129,262
      Restricted Cash                                                               6,384               6,384
      Other Non-Current Assets                                                      9,316               9,742
                                                                         -----------------   -----------------
                     TOTAL                                               $        174,492    $        196,474
                                                                         =================   =================

                     LIABILITIES & STOCKHOLDERS' EQUITY

      Accounts Payable                                                   $         27,493    $         28,528
      Other Accrued Liabilities                                                    15,111              15,469
      Current Portion of Capital Lease Obligations                                  2,144               2,705
                                                                         -----------------   -----------------
          Total Current Liabilities                                                44,748              46,702
                                                                         -----------------   -----------------
      Capital Lease Obligations, less Current Portion                              64,171              62,444
      Other Accrued Liabilities                                                    10,436              10,411
                                                                         -----------------   -----------------
          Total Liabilities                                                       119,355             119,557
                                                                         -----------------   -----------------

                                   STOCKHOLDERS' EQUITY

      Preferred Stock                                                             223,329             217,006
      Common Stock less Treasury Stock at Cost                                        925                 925
      Additional Paid-in Capital                                                  345,386             351,772
      Accumulated Deficit                                                        (502,882)           (478,432)
      Deferred Compensation                                                        (9,550)            (12,270)
      Cumulative Foreign Currency Translation Adjustment                           (2,071)             (2,084)
                                                                         -----------------   -----------------
          Total Stockholders' Equity                                               55,137              76,917
                                                                         -----------------   -----------------

                     TOTAL                                               $        174,492    $        196,474
                                                                         =================   =================

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                        SAVVIS Communications Corporation
                 Condensed Consolidated Statement of Cash Flows
                             (dollars in thousands)



                                                                                            Three Months Ended March 31,
                                                                                            ----------------------------
                                                                                           2003                    2002
                                                                                     ------------------     -------------------
OPERATING ACTIVITIES:
     Net income (loss)                                                               $         (24,450)     $            32,166
     Reconciliation of Net Income (loss) to Net Cash Used
        In Operating Activities:
        Gains on extinguishment of debt                                                              -                  (58,625)
        Asset Impairment                                                                             -                    1,000
        Cumulative effect of change in accounting principle                                          -                    2,772
        Depreciation and Amortization                                                           15,747                   16,449
        Accrued Interest                                                                         1,742                    2,965
        Non-cash Equity-based Compensation                                                       2,657                    2,674
        Net Changes in Operating Assets and Liablilities
               Trade Accounts Receivable                                                           572                   (3,151)
               Prepaid Expenses & Other                                                           (844)                   1,673
               Other Non-Current Assets                                                            406                    1,051
               Accounts Payable                                                                 (2,926)                 (12,458)
               Other Accrued Liabilities                                                           (24)                  (3,506)
                                                                                     ------------------     -------------------
                         Net Cash Used in Operating Activities                                  (7,120)                 (16,990)
                                                                                     ------------------     -------------------

INVESTING ACTIVITIES:
     Capital Expenditures                                                                       (2,965)                    (654)
                                                                                     ------------------     -------------------
               Net Cash Used in Investing Activities                                            (2,965)                    (654)

FINANCING ACTIVITIES:
     Issuance of Preferred Stock, Net of Issuance Costs                                              -                   55,374
     Principal Payments under Capital Lease Obligations                                           (575)                  (5,143)
     Repayment of Debt                                                                               -                  (12,750)
     Other                                                                                           -                       14
                                                                                     ------------------     -------------------
               Net Cash Provided by Financing Activities                                          (575)                  37,495
                                                                                     ------------------     -------------------
     Effect of Exchange Rate Changes on Cash and Cash Equivalents                                   18                   (1,021)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (10,642)                  18,830
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                  32,159                   14,405
                                                                                     ------------------     -------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                             $          21,517      $            33,235
                                                                                     ==================     ===================

               Selected Condensed Consolidated Financial Information

             (dollars in thousands, except employee and customer count)


                                                                      Three Months Ended
                                                                      ------------------
                                                              March 31,    December 31,    March 31,
                                                                 2003          2002          2002
                                                                 ----          ----          ----
Revenues by Customer
Diversified Revenues
             Managed IP                                      $     11,668       $  10,151    $  7,353
             Managed Hosting                                        2,907           1,706       1,761
             Internet Access                                        3,679           3,786       4,625
             Other                                                    716             815         733
                                                             -----------------------------------------
Subtotal                                                     $     18,970       $  16,458    $ 14,472

Reuters SA and Moneyline Telerate (1)                              36,231          39,498      47,708
                                                             -----------------------------------------
Total Revenues                                               $     55,201       $  55,956    $ 62,180
                                                             -----------------------------------------

EBITDA Reconciliation

Operating loss                                               $    (22,472)      $ (20,240)   $(18,960)
   Depreciation and amortization                                   15,747          15,997      16,449
   Non-cash equity based compensation                               2,657           2,705       2,674
   Asset impairment                                                     -           3,684       1,000
                                                             -----------------------------------------
   EBITDA (2)                                                $     (4,068)      $   2,146    $  1,163
                                                             -----------------------------------------

                                                                            Data as of:

Other Consolidated Operating Data:                            March 31,    December 31,    March 31
                                                                 2003          2002          2002
                                                                 ----          ----          ----
Number of customers                                               2,042        1,896        1,500
Number of employees                                                 833          825          591


(1) The quarter ending March 31, 2002 includes $0.7 million in revenues from Bridge.

(2) "EBITDA" is operating earnings before depreciation, amortization, non-cash equity-based compensation, gain on extinguishment of debt and asset impairment. We have included information concerning EBITDA because our management believes that in our industry such information is a relevant measurement of a company's financial performance and liquidity. The calculation of EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of EBITDA may not be comparable to similarly titled measures of other companies.